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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
FirstFed Financial Corp.


We consent to incorporation by reference in the registration statement on Form S-8 of FirstFed Financial Corp. of our report dated January 28, 1997, relating to the consolidated statements of financial condition of FirstFed Financial Corp. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of FirstFed Financial Corp.


     KPMG Peat Marwick LLP


Los Angeles, California
August 11, 1997